                                                                    Exhibit 10.6


Confidential treatment has been requested for portions of this document. Deleted portions are identified with a dotted line under the deleted information.


                 ------------------------------------------------




                               TECHNOLOGY TRANSFER

                                       AND

                                LICENSE CONTRACT

                                       FOR

                            Ni-Zn BATTERY TECHNOLOGY

                                      AMONG

                         XIAMEN ERC BATTERY CORP. LTD.,

                                       AND

                      XIAMEN DAILY-USED CHEMICALS CO., LTD.

                                       AND

                           ENERGY RESEARCH CORPORATION



                ------------------------------------------------



                                  May 29, 1998

This Technology Transfer and License Contract (this "Contract") made and entered into as of May 29, 1998, by and between Xiamen Daily-Used Chemicals Co., Ltd. ("Xiamen") A Chinese legal person having its place of business at 722 Xiahe Road in Xiamen, Fujian Province, China and Energy Research Corporation ("ERC"), a New York corporation having its place of business at 3 Great Pasture Road, Danbury, CT 06813 USA. Following execution of this Contract Xiamen and ERC anticipate establishing a joint venture, Xiamen ERC Battery Corp. Ltd., (the "Joint Venture ") that shall become a party to this Contract. Xiamen and ERC agree, that for purpose of this Contract, Xiamen shall be solely responsible for the obligations of the Joint Venture hereunder (and the term "Joint Venture" when used herein shall mean "Xiamen") until, following the establishment of the Joint Venture, the Joint Venture is made a party to this Contract.

WITNESSETH THAT:

         Whereas, ERC has developed certain technology and technical know-how for a sealed nickel zinc ("Ni-Zn") battery including technology for a fibrillated electrode, an improved zinc electrode and a lightweight nickel electrode that uses graphite, ERC has represented to the Joint Venture that such technology has been used to develop a Ni-Zn battery suitable for use in the Field ( as defined herein), and has demonstrated and described this technology to representatives of the Joint Venture and the Joint Venture has determined to its satisfaction that it wishes to acquire and license the technology for the purpose of commercializing a Ni-Zn battery in the Field; and

         Whereas, ERC, in consideration of the payments and obligations described herein, wishes to license its know-how to the Joint Venture and enter into a technology license agreement as set forth herein for the purpose of allowing the Joint Venture to make, have made and sell or otherwise commercialize a Ni-Zn battery in the Field and in the Licensed Territories (as defined herein):

NOW, THEREFORE:

         In consideration of the foregoing and the mutual terms, promises and conditions set forth herein, all of which is hereby acknowledged, the Parties agree as follows:

                                 I. DEFINITIONS

                    When used in this Contract, the following capitalized terms shall have the following meanings:

                    1.1 "Effective Date" shall mean the date this Contract is signed by the Parties.

                    1.2 "ERC Facility" shall mean the ERC facility located at 3 Great Pasture Road, Danbury, CT 06813, USA.

                  1.3 "ERC Know-How" shall mean all of the technical information, know-how, inventions (whether patented or not), trade secrets, and other technical, engineering and design information and data, including without limitation, all processes and techniques owned by ERC or in which ERC acquires a licensable interest; during the term of this Contract useful for the commercial manufacture of Ni-Zn batteries within the Field, such as designs, drawings, blueprints, flow sheets, reports, manuals, specifications, process descriptions, operating procedures, materials or parts lists and other written or printed materials that are owned by ERC and which may be useful or helpful to die Joint Venture in the development and production of Ni-Zn batteries within the Field.

                  1.4 "Field" means the manufacture, use and sale, lease or other transfer of Ni-Zn batteries for miner's lamps and two and three wheel vehicles, applications such as motor bikes, bicycles, scooters, rickshaws, industrial traction equipment, and off-road recreational vehicles such as golf carts, boats and all terrain vehicles (ATVs).

                  1.5 "Licensed Technology" shall mean ERC Know-How.

                  1.6 "Licensed Territories" means the Exclusive Licensed Territory and Non Exclusive Licensed Territory. The term "Exclusive Licensed Territory" shall mean Mainland China, Taiwan, Hong Kong, and Macao and the term "Non Exclusive Licensed Territory", shall. mean the other countries of Southeast Asia listed in Annexure A. This Contract does not provide a license to any other territory.

                  1.7 "Net Sales" means the sum of all sales, leases and other transfers of Ni-Zn batteries at the Net Selling Price.

                  1.8 "Net Selling Price" means the gross invoiced price of Ni-Zn batteries sold by the Joint Venture or the consideration received by the Joint Venture if leased or transferred by the Joint Venture or its agents or affiliates in arms-length commercial transactions in the ordinary course of business, without any deduction other than returns, rebates and refunds actually given and die following items of expense to the extent to which they are actually given or paid and expressly included in the gross invoice price:

                  1.     Sales discounts;
                  2.     Transportation insurance premiums
                  3. Transport expenses on sales, leases and other transfers.

                  For the purpose of computing the Net Selling Price for sales, leases or other transfers of the Ni-Zn batteries to affiliates of the Joint Venture or other parties that do not represent arms-length commercial transactions in the ordinary course of business, the Net Selling Price shall be determined by the Joint Venture.

                  1.9 "Party" means ERC or Xiamen until the Joint Venture is made a party to this Contract and, thereafter, ERC, Xiamen or the Joint Venture as the case may be.

                                   II LICENSE

         2.1 License. ERC hereby grants to the Joint Venture for the duration of the Term stated in Section 6.1, a license of the Licensed Technology solely within the Licensed Territories and solely within the Field, subject to and in accordance with the terms and conditions of this Contract. The Joint Venture agrees that: (a) notwithstanding the transfer of the License Technology contemplated in this Contract, ERC owns and retains, and shall continue after the transfer to own and retain, all rights in the Licensed Technology, (b) the Joint Venture receives hereby only those rights expressly granted to it in this Contract, and (C) the Joint Venture shall make no use of any trade names or marks of ERC without ERC's express written consent.

         2.2 Exports. The Joint Venture shall not, without ERC's prior written consent export, cause to be exported or facilitate the export of Ni-Zn batteries out of either the Exclusive Licensed Territory or the Non-Exclusive Licensed Territory, nor sell, lease or transfer Ni-Zn batteries to third parties for export, or sale, lease or transfer, provided however, that the Joint Venture may
(a) export products incorporating the Ni-Zn batteries, and (b) sell, lease or transfer Ni-Zn batteries to third parties incorporating Ni-Zn batteries into their products for export, if the manufacture of, and the incorporation of Ni-Zn batteries into, such products takes place in the Exclusive Licensed Territory and Non-Exclusive Licensed Territory.

         2.3 New Developments. ERC or its assigns shall promptly from time to time, but at least once a year, disclose to the Joint Venture any know-how or patents of ERC or its assigns arising or issued after the Effective Date and not previously disclosed to the Joint Venture, and if reasonably requested by the Joint Venture, provide the Joint Venture, from time to time, with a list of all patent applications filed by ERC relating to the Field. Similarly, the Joint Venture shall promptly disclose to ERC or its assigns any inventions, discoveries, know-how, technical information, improvements or other developments, whether or not patentable, relating to the Licensed Technology, that it develops or in which it acquires a licensable interest during the term of this Contract. ERC or its assigns shall have a worldwide, perpetual royalty-free license to use these new developments, for all purposes, outside the Exclusive Licensed Territory.

         2.4 Compliance with Law. The Joint Venture shall comply with all applicable laws and regulations when using the Licensed Technology, including any applicable U.S. export control laws, and shall take all steps required to record and authenticate this Contract and obtain whatsoever Chinese approvals are required to render it valid and enforceable.

         2.5 Other Agreements. During the Term of the license granted under
Section 2.1 hereof ERC will not work independently or with any other entity in the Field in the Exclusive Licensed Territory.

                                  III PAYMENTS

         3.1 Transfer Payment. The total payment (the "Transfer Payment") (which does not include royalties) for the transfer of the Licensed Technology is three million U.S. dollars (US$3,000,000). This amount shall be paid to ERC by the Joint Venture within sixty (60) days of the Effective Date of the Joint Venture Contract.

         3.2 Payment Procedures. All payments made pursuant to this Contract including all royalty payments due under Part V hereof, shall be made by wire transfer to an account designated by ERC or Xiamen net of any applicable taxes, withholdings, duties owed by the Joint Venture or ERC or Xiamen (excluding, in the case of ERC or Xiamen, only income or corporate excise taxes imposed by the U.S. or P.R.China and its states and instrumentalities respectively). Accordingly, whatever payment is due hereunder the Joint Venture shall make such additional payments as are necessary to ensure that the net amounts actually received by ERC or Xiamen will not be less that the amounts it would have received if such taxes and the like were not required to be paid. All payments hereunder shall be made in U.S. dollars or Chinese currency by wire transfer to a bank account designated by ERC or Xiamen respectively. Where it is necessary to convert Chinese currency into U. S. dollars for the purpose of calculating and paying royalties under Part V of this Contract, the exchange rate shall be determined by reference to the average of the daily exchange rates published by the People's Bank of China on the day the conversion is made.

         3.3 Reinvestment. ERC will reinvest the Transfer Payment of $3 million received under Section 3.1 hereof or more to purchase a 51% equity interest in this Joint Venture within 90 days of the Effective Date of the Joint Venture Contract.

                             IV TECHNOLOGY TRANSFER

         4.1 The Licensed Technology will be transferred to the Joint Venture for use in the Field pursuant to this Contract upon receipt of the Transfer Payment made in accordance with Section 3.2 hereof.

         4.2 Such transfer shall take place within six (6) months of the Effective Date of the Joint Venture Contract and at ERC's Facility in Danbury, CT to persons designated by the Joint Venture. ERC will provide reasonable support to transfer Licensed Technology at no cost to the Joint Venture in order for the Joint Venture to duplicate the Ni-Zn battery performance set forth in Appendix B. Persons designated by the Joint Venture to accept the transfer will have reasonable access to all personnel and equipment at ERC's Facility to facilitate the transfer.

                                  V. ROYALTIES

          5.1 Royalty Payments. As additional consideration for the license granted herein, the Joint Venture shall pay to ERC a royalty of ________ percent (____%) on Net Sales of Ni-Zn batteries sold, leased or transferred in the Exclusive Licensed Territory and ________ percent (____%) on such Net Sales in the Non-Exclusive Territory. The contract establishing the Joint Venture shall provide that the Joint Venture shall distribute to Xiamen from its Net Sales income an amount equivalent to a royalty of ________ percent (____%) on Net Sales of Ni-Zn batteries sold, leased or transferred in the Exclusive Licensed Territory and ________ percent (____%) on such Net Sales in the Non-Exclusive Licensed Territory The obligation to make royalty payments hereunder shall commence with the first product sales, leases or transfers of Ni-Zn batteries manufactured by the Joint Venture, its agents or affiliates and royalties shall thereafter by payable semi-annually thirty (30) days after the close of each June 30 and December 31 of each year in which products subject to royalty are sold, leased or transferred. All payments shall be made in accordance with the payment provisions in Sections 3.2 hereof.

          5.2 Records and Reports. The Joint Venture shall keep accurate, detailed records and books of account containing all information reasonably required to compute and verify royalties due to ERC and Xiamen under this Contract, including information concerning products manufactured and assembled and sales, leases and other transfers by the Joint Venture, its agents and its affiliates. Such books and records shall be maintained for at least five (5) years after the year to which they relate. When rendering payment of royalties, the Joint Venture shall provide ERC and Xiamen with a written accounting showing the calculation of the royalty, the number of products to which the royalty is applicable and the Net Selling Price. At its expense, ERC or Xiamen may, by its designated independent public accountants, audit once annually all Joint Venture, royalty records and books kept by the Joint Venture to confirm the accuracy of the Joint Venture's calculations of the Net Selling Price, Net Sales and royalties due; provided however, that in the event such an audit discloses that the actual royalty amount due under this Contract for the applicable period is more than five percent (5%) greater than the royalty amount reported by the Joint Venture for such period, the Joint Venture shall pay the reasonable costs of such audit incurred by ERC or Xiamen.

                         VI.     TERM, TERMINATION AND LIABILITY

              6.1Term and Termination for Default. The license granted to the Joint Venture hereby shall continue for a period of _________ years (the "Term") commencing on the Effective Date of this Contract unless earlier terminated as provided in this Section. In the event that the Joint Venture (a) fails to make any payment hereunder when and as due, (b) otherwise materially defaults in its obligations hereunder and fails to remedy such default within sixty (60) days after such default has been called to its attention by written notice from the parties, or (C) is dissolved or liquidated, and in any such event, the other party, at its option, may terminate this Contract upon sixty (60) days prior written notice, and all its obligations and the license granted hereunder shall thereupon cease.

         6.2 Non-Waiver. No failure or delay on the part of either Party to exercise any of its rights under any provision of this Contract or for any one or more defaults shall be construed to prejudice its rights in connection with such provisions or any continuing or subsequent default.

         6.3 Return of Information. Upon termination of this Contract for any reason before the end of its Term the Joint Venture will promptly deliver and return to ERC the Licensed Technology and all technical information it has received from ERC or derived from the Licensed Technology. Thereupon, the Joint Venture shall not use the Licensed Technology for any purpose and ERC shall have the right by any legal means to determine that the License Technology is not being used.

         6.4 Liability and Indemnity. ERC makes no warranties concerning any products developed or manufactured by the Joint Venture. The Joint Venture shall be responsible for all uses it makes of the Licensed Technology, for compliance with all laws and regulations, and for any representations, warranties and liabilities to purchasers of its Ni-Zn batteries. The Joint Venture shall indemnify and hold harmless ERC and its affiliates from any claims, suits, costs, damages, losses or liabilities of any kind or nature whatsoever arising from or in connection with the Joint Venture's use of the Licensed Technology or sale, lease or other transfer of Ni-Zn batteries. Under no circumstances will ERC be liable to the Joint Venture for any indirect special or consequential damages, irrespective of the cause.

                          VII. CONFIDENTIAL INFORMATION

         7.1 Confidentiality. In order to protect the proprietary interest of ERC in the Licensed Technology, ERC and Xiamen shall enter into a confidentiality agreement substantially in the form set forth in Appendix D prior to the transfer of the Licensed Technology pursuant to Section 4.1. The Joint Venture shall become a party to such confidentiality agreement following its establishment.

                               VIII. SUB-LICENSING

         8.1 Authorization. The Parties agree that the Joint Venture shall only be authorized to sub-license Licensed Technology to third parties within China, Hong Kong, Taiwan and Macao. All such sub-licenses shall be non-exclusive. The Joint Venture shall determine the terms of such sub-license.

         8.2 Revenue Sharing. The contract establishing the Joint Venture shall provide for the sharing of certain revenue received by the Joint Venture as provided in Appendix C hereof.

                       IX. REPRESENTATIONS AND WARRANTIES

Each of ERC and Xiamen represents and warrants that:

               (a) it is validly existing with the status of a legal person in its jurisdiction of establishment as evidenced by its business license or certificate of incorporation;

               (b) it has full power and authority under law to enter into this Contract and perform its obligations hereunder;

               (C) the person executing this Contract on behalf of such Party has been authorized to do so pursuant to a valid resolution of such Party's board of directors; and

               (d) this Contract when executed by such Party, will constitute the legal, valid and binding obligations of that Party in accordance with its terms.

                                   X. NOTICES

              10.1 Notice Procedures. Any notice or other communication provided for in this Contract shall be written in English or Chinese and shall be delivered personally or be sent by telefacsimile or first class mail, postage prepaid:

If to Xiamen or the Joint Venture:

                  Xiamen Daily-Used Chemicals Co., Ltd.
                  and Xiamen ERC Battery Corp., Ltd.
                  722 Xiahe Road
                  Xiamen, Fujian, Province, China
                  Attention: Sheng Qi, General Manager

                  Tel: [0592-2074764]
                  Fax: [0592-20221931

If to ERC:

                  Energy Research Corporation
                  3 Great Pasture Road
                  Danbury, CT 06813
                  Attention: Jerry D. Leitman, President
                  Tel: 203-792-1460
                  Fax: 203-798-2945
        cc:      Ross M. Levine, Manager,
                 Contracts & Assistant Secretary

or to such other persons, telefacsimile or address as a Party may specify by notice in accordance with this Section to the other Party. Any notice or other communication rendered in accordance with this Section shall be deemed to have been duly given: if delivered personally, when left at the address referred to above; if sent by airmail, fourteen(14) days after the postmark; or if, sent by telefacsimile, upon electronic confirmation of receipt of the facsimile by the transmitter.

                                XI. MISCELLANEOUS

              11.1 Applicable Law. This Contract shall be governed by the laws of the State of New York, excluding its choice of law principles. Any dispute, controversy or claim arising out of or in connection with the Contract, or the breach, termination or invalidity thereof, if not resolved by mutual agreement between the Parties within sixty(60)days of notice thereof, shall be finally settled, upon the notice of any Party, by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm, Chamber of Commerce. The arbitration shall be held in Stockholm, Sweden. There shall be one arbitrator who shall be appointed by the Parties within sixty(60) days of a notice of arbitration. If the Parties fail to agree on an arbitrator within such time period, the arbitrator shall be appointed by the Arbitration Institute of the Stockholm Chamber of Commerce. Such arbitrator shall have the authority to award any remedy or relief proposed by any Party. Any award rendered shall be rendered in both the English and Chinese languages and shall be final and binding on the Parties as from the date rendered. Judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding any dispute under arbitration, the Parties shall continue to perform this Contract, except for the matter under dispute. Each Party agrees that should any arbitration or legal proceedings be brought against it or its assets in relation to the performance of this Contract no immunity (sovereign or otherwise) shall be claimed by or on behalf of itself with respect thereto or to any award made in respect thereof.

              11.2 Legality. The Parties each declare that~ to the best of their respective knowledge, as of the date first written above, there are no laws or regulations in effect that materially limit or restrict their ability to fully perform their obligations under this Contract.

              11.3 Amendment.. This Contract may not modified or amended except by a writing duly signed by an authorized representative of each Party.

              11.4 Effect of Unenforceable Provisions. In the event any one or more of the provisions contained in this Contract are found to be invalid, illegal or unenforceable in any respect, such provision(s) shall be deemed severed and deleted herefrom and the Validity, legality and/or enforceability of the remaining pro-visions contained herein shall not in any way be affected or impaired thereby, and the Contract shall be construed insofar as possible to reflect the commercial basis on which the Parties entered into the Contract.

              11.5 Government Information, Nothing in this Contract shall authorize the disclosure of, or access to, classified or restricted information, material or know-how of the Government of the United State of America to persons not authorized or licensed to disclose or receive such. classified or restricted information.

              11.6 Relationship. The relationship of the Parties herein shall be that of independent contractors and nothing herein contained shall be deemed to create any agency relationship.

              11.7 Assignment. No Party may assign its interest in this Contract without the written consent of the other Party, except to a wholly-owned or majority-owned subsidiary of the assigning Party.

              11.8 Entire Contract. The terms and provisions herein contained constitute the entire agreement between the Parties as to the subject matter thereof and supersede all previous and contemporaneous communications, representations, contracts or understandings, whether written or oral, between the Parties hereto with respect to the subject matter hereof. This Contract is written in both the English and Chinese languages; both versions shall be equally valid.

              11.9 Counterparts. This Contract may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument.

              IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have caused this Contract to be duly executed and delivered on their respective behalf in a manner binding upon them by their duly authorized officers, whose signatures appear below, as of the date first above written.


For and on behalf of:
XIAMEN DAILY-USED CHEMICALS CO., LTD.


By:  /s/ Shen Qi

Title: General Manager



For and on behalf of:
ENERGY RESEARCH CORPORATION


By: /s/ Jerry D. Leitman

Title: President

                                   APPENDIX A

                      DEFINITION OF NON-EXCLUSIVE LICENSED
                           COUNTRIES IN SOUTHEAST ASIA

For purposes of this Contract the non-exclusive license countries in the Southeast Asia area are as follows:

1.   Brunei
2.   Myanmar (formerly known as Burma
3.   Cambodia
4.   Indonesia
5.   Lao
6.   Malaysia
7.   Philippines
8.   Singapore
9.   Thailand
10.  Vietnam

                                   APPENDIX B

                         NICKEL-ZINC BATTERY PERFORMANCE

Battery Size:   __ Ampere-hour __ Volt (__7-cell) Module

                Cycle Life:            ___ to ___% Depth of Discharge at the
                ___ Discharge Rate at  ___oC

                Specific Energy:       ___ Wh/kg at the ___ Discharge Rate at
                ___oC

                                       --------------------

Normal Recharge Time:                  ___ Hrs at ___ oC

                                   APPENDIX C


                         SHARING OF SUB-LICENSE REVENUE

              Capitalized terms used herein shall have the meanings ascribed to them in the Technology Transfer and License Contract dated May 29,1998 between Energy Research Corporation and Xiamen Daily-Used Chemicals Co., Ltd.

              It is intended that the contract establishing the Joint Venture will provide for a sharing by ERC and -Xiamen of the payments received by the Joint Venture pursuant to sub-license agreements entered into between the Joint Venture and third parties (hereinafter referred to as "Sub-license Revenue") as follows:

              1. Subject to the exception in paragraph 3 below, the first US$ ______ of Sub- license Revenue (excluding Royalties) shall be distributed by the Joint Venture to Xiamen. Thereafter, ______ of the Sub-license Revenue (excluding Royalties) shall be distributed by the Joint Venture to ERC and _______ of the Sub-license Revenue (excluding Royalties) shall be distributed by the Joint Venture to Xiamen.

              2. In the event the Joint Venture receives a non-exclusive license or sub-license to manufacture Ni-Zn batteries for electric or hybrid electric vehicles, provided Xiamen has received Sub-license Revenue (excluding Royalties)equal to US$ ______, then, following the Joint Venture's receipt of such non-exclusive license, the next US$ ______ in Sub-license Revenue (excluding Royalties) received by the Joint Venture shall be distributed by the Joint Venture to ERC. Thereafter, Sub-license Revenue(excluding Royalties) shall be distributed by the Joint Venture in accordance with the last sentence of paragraph 1 above.

              3. In the event the Joint Venture receives an exclusive license to manufacture Ni-Zn batteries for electric or hybrid electric vehicles, then, following the Joint Venture's receipt of such exclusive license, the first US$ ______ in Sub-license Revenue (excluding Royalties) received by the Joint Venture shall be distributed by the Joint Venture to ERC. Thereafter, Sub-license Revenue (excluding Royalties) shall be distributed by the Joint Venture in accordance with the last sentence of paragraph 1 above.

              4. Sub-license Royalties in the Exclusive Territory are intended to be distributed ______ to ERC and ______ to Xiamen.

                                   APPENDIX D

                                     FORM OF
                            CONFIDENTIALITY AGREEMENT

              This Confidentiality Agreement(the "Agreement") dated May 29,1998, is entered into among Xiamen Daily-Used Chemicals Co., Ltd., ("Xiamen") having its legal address at 722 Xiahe Road, Xiamen, People's Republic of China and Energy Research Corporation,("ERC") having its legal address at 3 Great Pasture Road, Danbury, Connecticut 06813 USA (each respectively a "Party" and collectively, the "parties" ). This Agreement is being entered into pursuant to and in fulfillment of the requirements of Section VH of the Technology Transfer and License Contract(the "Contract") dated May 29,1998 between Xiamen and ERC.

              Accordingly, for good and valuable consideration, and in consideration of the mutual promises contained herein, all of which is hereby acknowledged, the Parties agree as follows:

1. The Parties shall, at all times, both during the term of the Contract and for ten(10) years following its expiration or termination, keep in confidence all Confidential Information(as defined below in paragraph 2), and shall not use the Confidential Information of another Party except in accordance with paragraph 3 below or pursuant to the prior written consent of such Party. The Parties shall take all necessary measures to maintain the confidentiality of Confidential Information, including formulating rules and procedures satisfactory to the Patties to prevent unnecessary access to an unauthorized disclosure of Confidential Information.

2. "Confidential Information" shall mean any and all technical and non-technical proprietary information or know-how, whether or not protected by patent, copyright or trade secret, that is related to existing and future technology, products, product development, improvements, research, engineering, business management, sales, marketing, financial affairs, or any other information of a confidential nature relating to any party.

3. The Parties may disclose Confidential Information to their officers and employees and to their legally authorized agents, but only to the extent necessary for such Party to carry out its obligations under the Contract. The Parties shall ensure that all individuals or entities having access to Confidential Information are bound by confidentiality agreements at least as restrictive as this one.

4. Each Party hereby agrees to indemnify and hold the other Party harmless against any claim, loss, cost, expense, liability or damage caused by the unauthorized disclosure of Confidential Information by such Party.

5. This Agreement shall be governed by the laws of the state of New York without any regard to the principles of the conflict of laws thereof. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with Section 11. 1 of the Contract.

6. This Contract may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument.

     IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have caused this Agreement to be duly executed and delivered on their respective behalf by their duly authorized officers, whose signatures appear below, as of the date first written above.

XIAMEN DAILY-USED CHEMICALS CO., LTD.



By:           /s/ Shen Qi

Title:        General Manager



ENERGY RESEARCH CORPORATION



By:           /s/ Jerry D. Leitman

Title:        President